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March 26, 2008

Anthracite Capital, Inc.

40 East 52nd Street

New York, New York 10022

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Anthracite Capital, Inc., a Maryland corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 to be filed on the date hereof (the “Registration Statement”) with respect to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of $80,000,000 aggregate principal amount of the Company’s 11.75% Convertible Senior Notes due 2027 (the “Securities”), issued under the Indenture, dated as of August 29, 2007 (the “Indenture”), by and between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as contemplated by the Resale Registration Rights Agreement, dated as of August 29, 2007 (the “Registration Rights Agreement”), by and among the Company and the initial purchasers named therein. The Securities are to be offered and sold by certain securityholders of the Company.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Registration Statement;

(b) an executed copy of the Registration Rights Agreement;

(c) an executed copy of the Indenture;

(d) a specimen global certificate evidencing the Securities;

(e) an executed copy of the Purchase Agreement, dated as of August 23, 2007 (the “Purchase Agreement” and, together with the Registration Rights Agreement, the Indenture and the Securities, the “Transaction Documents”), by and among the Company and the initial purchasers named therein; and

(f) the Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, on Form T-1, of the Trustee.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Company has been duly organized and is validly existing in good standing, and has requisite legal status and legal capacity, under the laws of its jurisdiction of organization and that the Company has complied and will comply with all aspects of the laws of all relevant jurisdictions (including the laws of the State of Maryland) in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Documents, other than the laws of the United States of America and the State of New York insofar as we express our opinion herein. As to any facts material to the opinion expressed herein that we did not independently establish or verify, we have relied upon statements and representations of other officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the laws of the State of New York that, in our experience, are applicable to securities of the type covered by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Applicable Law”). We do not express any opinion with respect to the law of any jurisdiction other than Applicable Law or as to the effect of any such non-opined-on law on the opinion herein stated.

The opinion expressed herein is based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The opinions set forth below are subject to the following qualifications, further assumptions and limitations:

(a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law);

(b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Transaction Documents or any transaction contemplated thereby;

(c) to the extent our opinion below relates to the enforceability of the choice of New York law provisions of the Indenture and the Securities, our opinion is rendered in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2001) and N.Y. C.P.L.R. 327(b) (McKinney 2001) and is subject to the qualification that such enforceability may be limited by public policy considerations; and

(d) in rendering the opinion set forth below, we have assumed that the Securities were duly authenticated by the Trustee.

Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Registration Statement becomes effective, the Securities will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. We do not express any opinion as to whether such execution, delivery and performance by the Company will constitute a violation of, or breach under, any covenant, restriction or provision that requires a determination with respect to financial ratios or tests or any aspect of the financial condition of the Company.

In rendering the opinion set forth above, we have assumed that the execution and delivery by the Company of the Indenture and the Securities and the performance by the Company of its obligations thereunder did not and will not violate, conflict with or constitute a default under any agreement or instrument to which the Company or its properties is subject.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP